Exhibit 99.1

FOR IMMEDIATE RELEASE Friday, October 22, 2004 7:30 A.M. CDT

BELO REPORTS RESULTS FOR
THIRD QUARTER 2004

     DALLAS — Belo Corp. (NYSE: BLC) today reported net earnings per share for the third quarter of 2004 of $0.10, compared with $0.27 in the third quarter of 2003. The third quarter of 2004 includes three special charges totaling $0.22 per share. The Company incurred a charge related to the circulation overstatement at The Dallas Morning News of $24.0 million on a pre-tax basis, which equates to $14.9 million on an after-tax basis or $0.13 per share. The Company also recorded a charge related to discontinuing the Belo/Time Warner cable news joint ventures of $11.7 million on a pre-tax basis, which equates to $7.5 million on an after-tax basis or $0.06 per share. In addition, the Company recorded a charge for severance costs resulting from a Company-wide reduction-in-force of $5.8 million on a pre-tax basis, which equates to $3.6 million on an after-tax basis or $0.03 per share.

     Belo’s consolidated revenues increased 5.2 percent in the third quarter of 2004, versus the third quarter of 2003, with Television Group revenue up 6.6 percent and Newspaper Group revenue up 3.3 percent. Consolidated operating costs and expenses increased 14.5 percent in the third quarter, with 10.6 percentage points, or $30 million, of the increase attributable to the special charges.

     Had Belo expensed stock options under the current accounting standard in the third quarter of 2004, pro forma net earnings per share would have been $0.08 compared to the $0.10 reported today. Pro forma net earnings per share in the third quarter of 2003 would have been $0.25 compared to the reported net earnings per share of $0.27.

Third Quarter 2004 in Review

     Robert W. Decherd, Belo’s chairman, president, and chief executive officer, said, “Belo achieved solid operating results in the third quarter of 2004 despite continued challenges in the

Belo Announces 2004 Third Quarter Results
October 22, 2004
Page Two

Dallas/Fort Worth economy. Belo’s consolidated revenues grew more than five percent in the third quarter, led by political and Olympics revenue in the Television Group and double-digit revenue growth at The Press-Enterprise in Riverside. Through the first nine months of 2004, Belo’s revenue has increased almost seven percent with strong growth in net earnings, before the three special charges.”

     Television Group revenue increased 6.6 percent in the third quarter with a 6.8 percent increase in spot revenues. Political revenues were $12.5 million in the third quarter of 2004, representing about 7 percent of Belo’s Television Group revenue. Spot revenue growth was also boosted by $9.7 million of Olympics revenue at our NBC-affiliated stations. Excluding political, local revenues increased 3.4 percent while national revenues decreased 3.6 percent. EBITDA for the Television Group increased 9.5 percent in the third quarter. The Television Group’s operating costs and expenses increased 3.6 percent, including a $652,000 charge related to the Company-wide reduction-in-force, with planned increases in bonus expense and benefits accounting for most of the remaining increase. Television Group earnings from operations increased 12.3 percent versus the third quarter of last year.

     Newspaper Group total revenue increased 3.3 percent in the third quarter of 2004, with a decrease of 0.2 percent at The Dallas Morning News, an increase of 3.4 percent at The Providence Journal and an increase of 16.1 percent at The Press-Enterprise in Riverside. Advertising revenues for the Newspaper Group increased 2.9 percent compared with the third quarter of 2003. If Belo’s print and online publishing revenues were combined for the third quarter, Belo’s Newspaper Group total revenue would have increased 3.8 percent versus the third quarter of 2003, with a 3.5 percent increase in advertising revenues. On a reported basis, classified revenues increased 7.3 percent while retail and general revenues decreased 3.2 percent and 2.4 percent, respectively. Solid increases in classified employment and classified real estate revenues were noted at all three of Belo’s major newspapers. Including online revenues, classified employment revenues and classified real estate revenues increased 15 percent and 27.2 percent, respectively, in the third quarter, while classified automotive revenues decreased 8.5 percent.

Belo Announces 2004 Third Quarter Results
October 22, 2004
Page Three

     Newspaper Group operating costs and expenses increased 20.6 percent in the third quarter, with 16.4 percentage points, or $24.6 million, of the increase attributable to the special charges. Another 2.4 percentage points of the variance is related to new products, principally Quick and al dia at The Dallas Morning News and the d at The Press-Enterprise in Riverside, all of which launched in the second half of 2003. The Newspaper Group incurred $4.3 million of expense associated with these new products in the third quarter with only $758,000 of comparative expenses in the third quarter of 2003. On a reported basis, EBITDA for the Newspaper Group decreased 55.8 percent in the third quarter, with earnings from operations down 71.9 percent.

     Belo Interactive generated revenue of $7.9 million during the third quarter of 2004, compared to $6.3 million in the third quarter of 2003, an increase of 24.7 percent. In the third quarter of 2004, Belo Interactive achieved positive EBITDA for the first time on a quarterly basis since its formation in May 1999. Belo Interactive’s EBITDA improved to $44,000 in the third quarter of 2004 from an EBITDA deficit of $1.1 million in the third quarter of 2003. Belo Interactive’s loss from operations was $947,000 in the third quarter compared with $1.9 million in the third quarter of 2003.

     Revenues in Belo’s Other segment, consisting primarily of NorthWest Cable News and Texas Cable News, increased 2.4 percent in the third quarter of 2004 to $5.3 million. These businesses generated EBITDA of $314,000 in the third quarter of 2004 compared with EBITDA of $220,000 in the third quarter of 2003. The loss from operations was $316,000 in the third quarter of 2004 compared with a loss of $432,000 in the third quarter of last year.

     Corporate’s operating costs and expenses in the third quarter of 2004 were 46.1 percent higher than the prior year; 38.5 percentage points, or $4.7 million, of the increase is attributable to the special charges.

Non-GAAP Financial Measures

     A reconciliation of EBITDA to net earnings, and reconciliations of other non-GAAP financial measures noted in this release to the most directly comparable financial measure presented in accordance with GAAP, are set forth in exhibits to this release.

Belo Announces 2004 Third Quarter Results
October 22, 2004
Page Four

Fourth Quarter 2004 Outlook

     Regarding Belo’s outlook for the fourth quarter of 2004, Decherd said, “Political revenue continues strong in Washington, Oregon and Missouri. Belo’s Television Group expects to record approximately $20 million of political revenue in October, fueling spot revenue growth exceeding 20 percent for the month. We currently expect spot revenues to be up in the mid-single digits in November. For the fourth quarter overall, Television Group spot revenues should increase in the low-double digits.

     “For the Newspaper Group, we expect continued solid advertising revenue growth in Providence of five to six percent in the fourth quarter. We expect the outstanding revenue growth we’ve seen in Riverside all year to continue in the fourth quarter with advertising revenues up in the 12 to 14 percent range at The Press-Enterprise. These strong results will be tempered by a low-to-mid single-digit decrease in advertising revenue at The Dallas Morning News. The circulation overstatement at The Morning News is expected to affect fourth quarter revenues with a decrease of approximately $3 million in preprint revenue and indirectly through dilution from the advertiser credit bank usage by about $4 million. Total Newspaper Group revenues are expected to be flat to up one percent in the fourth quarter.

     “Currently, we expect fourth quarter operating costs and expenses to increase about four percent. The fourth quarter will include savings of about $2.6 million in direct compensation and benefits related to the reduction-in-force. As in the third quarter of 2004, we anticipate higher medical insurance and pension costs. Television Group bonuses and commissions will be higher versus the prior year due to improved revenue and operating performance. Belo’s newsprint expense in the fourth quarter should be about four percent higher than the fourth quarter of 2003.

     “Belo Interactive’s earnings from operations are currently expected to be slightly positive in the fourth quarter versus a $1.7 million loss from operations in the fourth quarter of 2003.

     “The Company’s total depreciation and amortization expense should be flat to up slightly versus the fourth quarter of last year. Interest expense will be about three percent less than the fourth quarter of 2003 as a result of lower debt levels. The Company’s effective tax rate for the fourth quarter should be about 38.6 percent.”

Belo Announces 2004 Third Quarter Results
October 22, 2004
Page Five

Full-Year 2005 Outlook

     Decherd continued, “2005 will be a challenging year for most newspaper and local television companies. Political revenues for Belo’s Television Group will be significantly less in 2005, likely in the $5-$10 million range, versus this year’s expected political revenue of approximately $45 million. We will have no Olympics revenue in 2005 (versus approximately $10 million in 2004), the Super Bowl will be on Fox rather than one of the three networks where our affiliations are concentrated, and we expect a modest reduction in network compensation. Still, with solid mid-single digit revenue growth in spot revenue excluding political, Belo’s Television Group revenues can be approximately flat from 2004.

     “Newspaper Group revenues should grow in the mid-single digit range in 2005. Revenues at The Dallas Morning News will be somewhat impacted by advertisers’ credit bank usage through at least the first quarter, and The Morning News will have difficult comparisons in preprint revenues based on lower circulation through the first three quarters of 2005. Still, we expect full-year growth in revenues at The Morning News in the low-to-mid single digits. Revenues at The Providence Journal should grow in the mid-single digits while revenues at The Press-Enterprise should increase in the high-single digits for full-year 2005.”

Other Matters

     The pre-tax charge of $24 million recorded by Belo in the third quarter of 2004 related to circulation matters at The Dallas Morning News includes cash payments to advertisers of approximately $21 million, and an additional $3 million to cover costs related primarily to the independent investigation of those matters.

     Belo expects to receive approximately $7.1 million in proceeds from disposal of the assets of its former local cable news joint ventures with Time Warner, net of shutdown costs. Net of these proceeds, Belo recorded a pre-tax charge of $11.7 million in the third quarter of 2004 to reflect the discontinuation of the joint ventures. As noted on the second quarter conference call, the Company believes that discontinuation of these joint ventures will positively affect Belo’s financial results in the near and long term. Belo reported a net loss in the third

Belo Announces 2004 Third Quarter Results
October 22, 2004
Page Six

quarter related to the operations of the joint ventures of $862,000. This compares to net losses in the first and second quarters of 2004 of $3.1 million and $2.6 million, respectively. During the final twelve months of operations, Belo recorded approximately $10 million in losses related to the joint ventures.

     As a part of the strategy alignment outlined in a press release and conference call on September 29, Belo announced that approximately 250 jobs would be eliminated Company-wide. The reduction-in-force will be completed this month and will save Belo about $2.6 million in compensation and benefits during the remainder of 2004. Annual savings in direct compensation and benefits due to the reduction-in-force will offset Company-wide regular increases in direct compensation and benefits for 2005.

     Belo will continue to provide information on operating trends in its monthly statistical reports, and at the December Media Week conferences, Belo will update its fourth quarter 2004 outlook, provide more details about the Company’s full-year 2005 expectations and discuss strategy conclusions regarding Texas Cable News and Belo’s Internet operations.

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates media franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations (six in the top 15 markets); owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo operates more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases and corporate communications, is available online at www.belo.com. For more information contact Carey Hendrickson, vice president/Investor Relations, at 214-977-6626.

Belo Announces 2004 Third Quarter Results
October 22, 2004
Page Seven

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and other factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; the current audit by the Audit Bureau of Circulations of The Dallas Morning News’ circulation; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Consolidated Statements of Earnings
BELO

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts (unaudited)	2004	2003	2004	2003
Net Operating Revenues	$374,707	$356,268	$1,117,141	$1,048,163
Operating Costs and Expenses
Salaries, wages and employee benefits	141,235	128,860	418,096	383,291
Other production, distribution and operating costs	122,553	94,102	310,162	277,481
Newsprint, ink and other supplies	34,198	32,769	101,573	94,806
Depreciation	21,244	22,715	67,655	68,518
Amortization	2,119	2,119	6,357	6,325

Total operating costs and expenses	321,349	280,565	903,843	830,421
Earnings from operations	53,358	75,703	213,298	217,742
Other income and expense
Interest expense	(22,552)	(23,225)	(67,764)	(70,608)
Other income (expense), net (1)	(11,812)	(2,074)	(16,630)	(7,004)

Total other income and expense	(34,364)	(25,299)	(84,394)	(77,612)
Earnings
Earnings before income taxes	18,994	50,404	128,904	140,130
Income taxes	7,823	19,293	49,902	54,036

Net earnings	$11,171	$31,111	$79,002	$86,094

Net earnings per share
Basic	$.10	$.27	$.69	$.76
Diluted	$.10	$.27	$.67	$.75
Average shares outstanding
Basic	114,818	113,678	115,130	113,226
Diluted	116,343	115,606	117,516	114,824
Cash dividends declared per share	$.19	$.19	$.38	$.34

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net for the three and nine months ended September 30, 2004 includes $11,528 of the $11,678 charge related to the discontinuation by Belo and Time Warner Cable of their joint ventures that operated the local cable news channels in Charlotte, North Carolina and Houston and San Antonio, Texas.

Consolidated Condensed Balance Sheets
BELO

	September 30,	December 31,
In thousands	2004	2003
Assets
Current assets
Cash and temporary cash investments	$33,626	$31,926
Accounts receivable, net	234,178	242,239
Other current assets	70,308	58,453

Total current assets	338,112	332,618
Property, plant and equipment, net	519,438	550,586
Intangible assets, net	2,599,146	2,605,503
Other assets	111,174	113,894

Total assets	$3,567,870	$3,602,601

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$51,724	$75,258
Accrued expenses	107,785	84,942
Other current liabilities	73,051	58,155

Total current liabilities	232,560	218,355
Long-term debt	1,194,675	1,270,900
Deferred income taxes	445,416	435,304
Other liabilities	111,787	114,271
Total shareholders’ equity	1,583,432	1,563,771

Total liabilities and shareholders’ equity	$3,567,870	$3,602,601

Note: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Industry Segment Information
BELO
In thousands (unaudited)

	Three months ended September 30, 2004
			Operating	Earnings	Depreciation
		Net Operating	Costs and	(Loss) from	and
	EBITDA(1)	Revenues	Expenses	Operations	Amortization
Television Group	$72,924	$171,326	$108,425	$62,901	$10,023
Newspaper Group	20,428	190,253	180,609	9,644	10,784
Interactive Media	44	7,874	8,821	(947)	991
Other	314	5,254	5,570	(316)	630
Corporate	(16,989)	—	17,924	(17,924)	935

		$374,707	$321,349	$53,358	$23,363

	Three months ended September 30, 2003
			Operating	Earnings	Depreciation
		Net Operating	Costs and	(Loss) from	and
	EBITDA(1)	Revenues	Expenses	Operations	Amortization
Television Group	$66,626	$160,701	$104,683	$56,018	$10,608
Newspaper Group	46,175	184,121	149,792	34,329	11,846
Interactive Media	(1,133)	6,313	8,254	(1,941)	808
Other	220	5,133	5,565	(432)	652
Corporate	(11,351)	—	12,271	(12,271)	920

		$356,268	$280,565	$75,703	$24,834

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1:	Management uses EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. The Company defines segment EBITDA as a segment’s net earnings before interest expense, income taxes, other income (expense), net, depreciation and amortization. Other income (expense), net is excluded from segment EBITDA because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense). Segment earnings (loss) from operations consist of segment EBITDA less depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Industry Segment Information
BELO
In thousands (unaudited)

	Nine months ended September 30, 2004
			Operating	Earnings	Depreciation
		Net Operating	Costs and	(Loss) from	and
	EBITDA(1)	Revenues	Expenses	Operations	Amortization
Television Group	$216,476	$510,681	$326,240	$184,441	$32,035
Newspaper Group	111,924	569,935	491,922	78,013	33,911
Interactive Media	(1,196)	21,730	25,854	(4,124)	2,928
Other	417	14,795	16,416	(1,621)	2,038
Corporate	(40,311)	—	43,411	(43,411)	3,100

		$1,117,141	$903,843	$213,298	$74,012

	Nine months ended September 30, 2003
			Operating	Earnings	Depreciation
		Net Operating	Costs and	(Loss) from	and
	EBITDA(1)	Revenues	Expenses	Operations	Amortization
Television Group	$192,845	$474,144	$313,314	$160,830	$32,015
Newspaper Group	136,161	542,442	441,898	100,544	35,617
Interactive Media	(4,871)	17,482	24,898	(7,416)	2,545
Other	(202)	14,095	16,202	(2,107)	1,905
Corporate	(31,348)	—	34,109	(34,109)	2,761

		$1,048,163	$830,421	$217,742	$74,843

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1:	Management uses EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. The Company defines segment EBITDA as a segment’s net earnings before interest expense, income taxes, other income (expense), net, depreciation and amortization. Other income (expense), net is excluded from segment EBITDA because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense). Segment earnings (loss) from operations consist of segment EDITDA less depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

GAAP to Non-GAAP Reconciliations
Belo Corp.
In thousands (unaudited)

	EBITDA to Net Earnings
	Three months	Three months
	ended September	ended September
	30, 2004	30, 2003
EBITDA (1)	$76,721	$100,537
Other income (expense), net(2)	(11,812)	(2,074)
Depreciation and Amortization	(23,363)	(24,834)
Interest Expense	(22,552)	(23,225)
Income Taxes	(7,823)	(19,293)

Net Earnings	$11,171	$31,111

	Net Operating Revenues
	Three months	Three months
	ended September	ended September	Better /
	30, 2004	30, 2003	(Worse)%
Newspaper Group	$190,253	$184,121	3.3%
Online Publishing (3)	5,142	4,108	25.2%

Combined	$195,395	$188,229	3.8%

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1:	Management uses EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. The Company defines segment EBITDA as a segment’s net earnings before interest expense, income taxes, other income (expense), net, depreciation and amortization. Other income (expense), net is excluded from segment EBITDA because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense). Segment earnings (loss) from operations consist of segment EBITDA less depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Note 2:	Other income (expense), net for the three and nine months ended September 30, 2004 includes $11,528 of the $11,678 charge related to the discontinuation by Belo and Time Warner Cable of their joint ventures that operated the local cable news channels in Charlotte, North Carolina and Houston and San Antonio, Texas.

Note 3:	Online publishing revenue is a component of Interactive Media revenues.

GAAP to Non-GAAP Reconciliations
Belo Corp.
In thousands (unaudited)

	EBITDA to Net Earnings
	Nine months	Nine months
	ended September	ended September
	30, 2004	30, 2003
EBITDA (1)	$287,310	$292,585
Other income (expense), net (2)	(16,630)	(7,004)
Depreciation and Amortization	(74,012)	(74,843)
Interest Expense	(67,764)	(70,608)
Income Taxes	(49,902)	(54,036)

Net Earnings	$79,002	$86,094

	Net Operating Revenues
	Nine months	Nine months
	ended September	ended September	Better /
	30, 2004	30, 2003	(Worse)%
Newspaper Group	$569,935	$542,443	5.1%
Online Publishing (3)	14,221	11,032	28.9%

Combined	$584,156	$553,475	5.7%

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1:	Management uses EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. The Company defines segment EBITDA as a segment’s net earnings before interest expense, income taxes, other income (expense), net, depreciation and amortization. Other income (expense), net is excluded from segment EBITDA because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense). Segment earnings (loss) from operations consist of segment EBITDA less depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Note 2:	Other income (expense), net for the three and nine months ended September 30, 2004 includes $11,528 of the $11,678 charge related to the discontinuation by Belo and Time Warner Cable of their joint ventures that operated the local cable news channels in Charlotte, North Carolina and Houston and San Antonio, Texas.

Note 3:	Online publishing revenue is a component of Interactive Media revenues.

Special Charges by Segment
Belo Corp.
In thousands (unaudited)

	Operating Costs	Other income
	and Expenses (1)	(expense), net (1)	Net Earnings (1),(5)
	Three months	Three months	Three months
	ended September	ended September	ended September
	30, 2004	30, 2004	30, 2004
Newspaper Group
Special charges
Circulation matters (2)	$21,023
Reduction-in-force (3)	3,542

Newspaper Group	$24,565

Television Group
Special charges
Reduction-in-force (3)	$652

Television Group	$652

Corporate
Special charges
Circulation matters (2)	$2,977
Reduction-in-force (3)	1,596
Belo/Time Warner joint venture (4)	150

Corporate	$4,722

Belo Corp. Consolidated
Special charges
Circulation matters (2)	$24,000		$(14,897)
Reduction-in-force (3)	5,818		(3,611)
Belo/Time Warner joint venture (4)	150	$(11,528)	(7,478)

Belo Corp. Consolidated	$29,968	$(11,528)	$(25,986)

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Management believes that this exhibit, relating to the three special charges referenced above in this press release, is useful for investors because it provides more specific information about (a) the special charges, (b) the segments affected by the charges, (c) the amount of the charges that are included in operating costs and expenses and other income (expense), net, and (d) how the special charges, after-tax, affect net earnings.

Note 2: Belo incurred a charge related to the circulation overstatement at The Dallas Morning News of $24.0 million on a pre-tax basis, which equates to $14.9 million on an after-tax basis or $0.13 per share.

Note 3: Belo recorded a charge for severance costs resulting from a Company-wide reduction-in-force of $5.8 million on a pre-tax basis, which equates to $3.6 million on an after-tax basis or $0.03 per share.

Note 4: Belo recorded a pre-tax charge related to discontinuing the Belo/Time Warner cable news joint ventures of $11.7 million; $150,000 of the charge is included in operating costs and expenses. The charge equates to $7.5 million on an after-tax basis or $0.06 per share.

Note 5: Charges in Net Earnings are on an after-tax basis.